Exhibit 2.1

Execution Draft

Asset Purchase Agreement

by and between

Sovryn Holdings, Inc.,

as Buyer,

and

Lotus TV of Phoenix LLC,

as Seller

Dated as of July 13, 2021

TABLE OF CONTENTS

ARTICLE 1 SALE AND PURCHASE		1
1.1	Purchased Assets	1
1.2	Excluded Assets	2
1.3	Liabilities	3
1.4	Purchase Price.	3
1.5	Prorations	4
1.6	Allocation of Purchase Price	4

ARTICLE 2 FCC CONSENT; CLOSING		4
2.1	FCC Consent; Assignment Application	4
2.2	Closing Date; Closing Place	5
2.3	Assignment of Assumed Contracts at Closing	5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		5
3.1	Organization and Authorization	5
3.2	No Defaults	6
3.3	Tangible Personal Property	6
3.4	FCC Licenses and Other Licenses.	6
3.5	Title	7
3.6	Brokers	7
3.7	Litigation; Compliance with Law	7
3.8	Approvals and Consents	8
3.9	Insurance	8
3.10	Taxes	8
3.11	Performance of Assumed Contracts; Transmitter Lease	8
3.12	Absence of Insolvency	9
3.13	MVPD Matters	9
3.14	Operating Statement	9
3.15	Purchased Assets	9
3.16	Employees	9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		10
4.1	Organization and Standing	10
4.2	Authorization	10
4.3	No Defaults	10
4.4	Buyer’s Qualification	10
4.5	Litigation	10
4.6	Brokers	11

ARTICLE 5 COVENANTS OF SELLER		11
5.1	Station’s Documents	11
5.2	Maintenance of Purchased Assets	11
5.3	Compliance with Law	11
5.4	FCC Compliance	11
5.5	Operation of Station in Ordinary Course	12

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5.6	Insurance	12
5.7	Disposition of Assets	12
5.8	Representations and Warranties	12
5.9	Consummation of Agreement	12
5.10	Access to Facilities, Files and Records	12

ARTICLE 6 COVENANTS OF BUYER		12
6.1	Representations and Warranties	12
6.2	Consummation of Agreement	13

ARTICLE 7 CONDITIONS TO THE OBLIGATIONS OF SELLER		13
7.1	Representations, Warranties and Covenants.	13
7.2	Proceedings	13
7.3	FCC Authorizations	13
7.4	Deliveries	13

ARTICLE 8 CONDITIONS TO THE OBLIGATIONS OF BUYER		14
8.1	Representations, Warranties and Covenants.	14
8.2	Proceedings	14
8.3	FCC Authorizations	14
8.4	Deliveries	14
8.5	Required Consents	14
8.6	Liens	14
8.7	On-Air Status	14

ARTICLE 9 ITEMS TO BE DELIVERED AT CLOSING		15
9.1	Deliveries by Seller	15
9.2	Deliveries by Buyer	16

ARTICLE 10 SURVIVAL AND INDEMNITY		16
10.1	Survival of Representations and Warranties	16
10.2	General Agreement to Indemnify	16
10.3	General Procedures for Indemnification.	17
10.4	Effect of Knowledge	18
10.5	Exclusive Remedy	18
10.6	Limitation on Liability	18

ARTICLE 11 TERMINATION		19
11.1	Termination	19
11.2	Cure Period	19
11.3	Liability; Right to Terminate	19
11.4	Payment of Escrow Deposit.	20

ARTICLE 12 MISCELLANEOUS		20
12.1	Governing Law	20
12.2	Expenses; Taxes	21
12.3	Entire Agreement; Amendment; No Waiver	21

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12.4	Confidentiality	21
12.5	Public Announcements.	21
12.6	Risk of Loss	22
12.7	Successors and Assigns	22
12.8	Notices	22
12.9	Further Assurances	23
12.10	Partial Invalidity	23
12.11	No Third-Party Beneficiaries	24

ARTICLE 13		24
13.1	Definitions	24
13.2	Construction	28
13.3	Counterparts	28

Exhibits
Exhibit A	Escrow Agreement

Schedules
1.1(a)	FCC Licenses
1.1(b)	Tangible Personal Property
1.1(c)	Assumed Contracts
1.1(d)	Intangible Property
3.4	FCC Complaints and Inquiries
3.5	Liens
3.8	Required Consents
3.11	Assumed Contract Defaults
3.14	Operating Statement

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This Asset Purchase Agreement, dated as of July 13, 2021 (this “Agreement”), is between Sovryn Holdings, Inc., a Delaware corporation (“Buyer”), and Lotus TV of Phoenix LLC, an Arizona limited liability company (“Seller”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 13.1.

Recitals

A. Seller owns and operates the low power television station, call sign KPHE-LD, Facility ID 168602, Phoenix, Arizona (the “Station”).

B. Seller owns or leases certain assets used in connection with the operation of the Station.

C. Seller wants to sell, and Buyer wants to purchase, the Purchased Assets, on the terms and subject to the conditions set forth herein.

Agreement

In consideration of the foregoing premises, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (collectively, the “Parties”), intending to be legally bound, agree as follows.

ARTICLE 1
SALE AND PURCHASE

1.1 Purchased Assets. Subject to the terms and conditions herein contained, Seller will grant, convey, sell, assign, transfer and deliver to Buyer the following properties, interests and rights of Seller used or held for use in connection with the Business (collectively, the “Purchased Assets”):

(a) FCC Licenses. The FCC Licenses and all other material licenses, permits and other authorizations and all material pending applications for licenses, permits and other authorizations, together with any renewals, extensions, or modifications thereof, issued or applied for with respect to the Station by the Federal Aviation Administration and by any other federal, state or local Governmental Authorities, including as set forth on Schedule 1.1(a).

(b) Tangible Personal Property. The machinery and equipment, transmitters, antennas, furniture, fixtures, computers, software, inventory, cables, spare parts and other fixed assets and tangible personal property (including associated manufacturers and vendor warranties) used or held for use in connection with the conduct of the Business, listed and described on Schedule 1.1(b), and any additions and improvements thereto between the date hereof and the Closing Date (collectively, the “Tangible Personal Property”).

(c) Contracts. The Contracts listed on Schedule 1.1(c), including the lease for the transmission facilities for the Station (the “Transmitter Lease”), and all other Contracts approved by Buyer in writing (including email) entered into in the ordinary course of business between the date hereof and the Closing Date (collectively, the “Assumed Contracts”).

(d) Intangible Property. All of Seller’s right to the Station’s call letters and any trademarks, trade names, service marks, patents, patent applications, internet domain names and associated websites, copyrights, programs and programming material (including program rights), jingles, slogans, logos, and other intangible property owned or leased by Seller and used or useful in the operation of the Station, including those listed on Schedule 1.1d), and all goodwill associated with the foregoing (collectively, the “Intangible Property”).

(e) Files and Records. Documents, logs, and other materials that the Station must retain pursuant to the FCC’s rules and regulations, filings with the FCC relating to the Station, supplier and customer information, other technical information, and other books and records that relate solely to the Station and the Purchased Assets.

(f) Claims. Any and all claims and rights against third parties if and to the extent relating to Purchased Assets, including all rights under manufacturers’ and vendors’ warranties.

(g) Prepaid Items. All deposits, reserves and prepaid expenses relating to the Station and the Purchased Assets and prepaid taxes relating to the Station and the Purchased Assets, pro-rated as of the Closing.

1.2 Excluded Assets. The following will be excluded from the Purchased Assets and retained by Seller (collectively, the “Excluded Assets”):

(a) Cash. All cash, cash equivalents or similar investments such as certificates of deposit, treasury bills and other marketable securities on hand or in banks and deposits of Seller.

(b) Accounts Receivable. All of Seller’s accounts receivable arising from the operation of the Station before the Closing that are outstanding and uncollected as of the Closing.

(c) Insurance. Any insurance policies, intercompany accounts, promissory notes, amounts due from employees, bonds, letters of credit, or other similar items, any cash surrender value in regard thereto of Seller, and any proceeds from insurance claims made by Seller relating to property or equipment included in the Purchased Assets that has been repaired, replaced or restored by Seller before the Closing Date.

(d) Benefit Plans. Any pension, profit-sharing or cash-deferred (Section 401(k) or otherwise) plans and trusts and assets thereof, or any other employee benefit plan or arrangement, and the assets thereof.

(e) Tax Refunds. Any interest in and to any refunds of federal, state or local franchise, income or other taxes of Seller for taxes incurred and actually paid by Seller before the Closing.

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(f) Excluded Personal Property. Any tangible and intangible personal property of Seller, including furniture, fixtures, equipment and appliances, not listed on Schedule 1.1(b).

(g) Books and Records. Except as provided in Section 1.1(e), all financial records, account books and general ledgers, and all corporate records (including organizational documents) of Seller, including tax returns and transfer books.

(h) Employees. All employees of the Station or of Seller, if any.

(i) Contracts. Any Contracts not listed on Schedule 1.1(c).

(j) Real Property. Real property of all types, including real property leases (except for the Assumed Contracts), studios, and fixtures (which for the avoidance of doubt shall not include any equipment set forth on Schedule 1.1(b)).

(k) Pre-Closing Claims. Any and all claims and rights against third parties, if and to the extent relating to any event or occurrence before the Closing.

1.3 Liabilities. Seller will transfer the Purchased Assets to Buyer free and clear of all Liens, other than Permitted Liens. Buyer will assume and undertake to pay, discharge and perform all obligations and liabilities relating to the Assumed Contracts arising or occurring after the Closing and relating to the operation of the Station after the Closing (the “Assumed Liabilities”). Buyer will not assume any other obligations or liabilities including (a) any obligations or liabilities under the Assumed Contracts or other Purchased Assets relating to the period before the Closing; (b) any obligations or liabilities of Seller which are unrelated to the Purchased Assets being sold hereunder, (c) any obligations or liabilities relating to employees of Seller (including any pension obligations or pension withdrawal liabilities), (d) any obligations or liabilities relating to the Excluded Assets, (e) any federal, state or local franchise, income or other taxes of Seller, (f) any amounts (other than regulatory fees) due and owing to the FCC before the Closing, or (g) any other obligations or liabilities of Seller, except to the extent that Buyer receives an adjustment to the Purchase Price under Section 1.5 for such amounts (collectively, the “Retained Liabilities”).

1.4 Purchase Price.

(a) Purchase Price. The base purchase price to be paid for the Purchased Assets will be $2,000,000 (the “Purchase Price”), subject to the adjustments described in clause (b) below and Section 1.5. Buyer will pay the Purchase Price to Seller by wire transfer of immediately available funds at Closing to an account specified by Seller at least two Business Days before the Closing Date.

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(b) Escrow Deposit. Contemporaneously with the execution and delivery of this Agreement, Buyer (or its Affiliate) will deposit $100,000 (the “Escrow Deposit”) to be held in escrow by Patrick Communications, LLC, as escrow agent (the “Escrow Agent”). The Escrow Deposit will be held and disbursed by the Escrow Agent under the terms of an escrow agreement, substantially in the form of Exhibit A (the “Escrow Agreement”). Seller will pay the Escrow Agent’s fees. The Escrow Deposit will be the sole and exclusive recourse of Seller for any breach of this Agreement by Buyer before the Closing. At Closing, the Escrow Deposit will be disbursed by the Escrow Agent to Seller as a credit against the Purchase Price and any interest accrued thereon will be disbursed by the Escrow Agent to Buyer. If Seller terminates this Agreement under Section 11.1(b), the Escrow Deposit and any interest accrued thereon will be disbursed by the Escrow Agent to Seller, and Buyer will not, by any act or omission, delay or prevent any such payment. If this Agreement is otherwise terminated under its terms, the Escrow Deposit and any interest accrued thereon will be promptly disbursed by the Escrow Agent to Buyer and Seller will not, by any act or omission, delay or prevent any such payment.

1.5 Prorations. The Parties agree to prorate all expenses arising out of ordinary course of the operation of the Station that are incurred, accrued, or payable, as of 11:59 p.m. local time of the day preceding the Closing. The items to be prorated will include monthly utility charges, FCC regulatory fees for the most recent assessable year (based on the most recent information available from the FCC about the cost of such regulatory fees for the Station), real and personal property taxes upon the basis of the most recent tax bills and information available, security deposits, and similar prepaid and deferred items. Revenues from programming agreements will be based upon the actual fees paid by the counterparty to such programming agreements for such month. To the extent feasible, the prorations will be determined and paid on the Closing Date, with final settlement and payment to be made within 45 days after the Closing Date.

1.6 Allocation of Purchase Price. Buyer and Seller will negotiate in good faith an allocation of the Purchase Price to the assets acquired hereunder in a manner which complies with Section 1060 of the Internal Revenue Code of 1986, as amended to the date hereof, before Closing.

Article 2
FCC CONSENT; CLOSING

2.1 FCC Consent; Assignment Application. Buyer and Seller will prepare, execute, file, and diligently prosecute an application to the FCC (the “Assignment Application”) requesting the FCC Consent. The Assignment Application will be filed within ten Business Days after the date of the execution and delivery of this Agreement. Buyer and Seller will take all reasonable steps to secure the FCC Consent without delay and to promptly consummate the transaction contemplated in this Agreement. Buyer will pay the FCC filing fees due in connection with the Assignment Application, one-half of which fees will be credited against the Purchase Price at the Closing. Each Party will be responsible for all of its other costs with respect to the preparation, filing and prosecution of the Assignment Application. Seller will issue a public notice concerning the filing of the Assignment Application in accordance with the requirements of Section 73.3580 the FCC’s rules. Buyer and Seller will promptly notify each other of, and provide copies of, all documents filed with or received from the FCC or any other governmental agency with respect to this Agreement, the Assignment Application or the transaction contemplated hereby. If either Buyer or Seller becomes aware of any fact which would prevent or delay the FCC Consent, it will promptly notify the other Party. For purposes of determining the date of the grant of the FCC Consent, the FCC Consent will be deemed to have been granted on the date that the FCC gives public notice of the grant within the meaning of the FCC’s rules and will be deemed to have become effective as of such date unless the FCC will have provided a different effective date by written action. If the FCC grants the FCC Consent by multiple orders and actions, the date that the FCC gives public notice (within the meaning of the FCC’s rules) of the last such orders or actions comprising the FCC Consent will be deemed the date of grant for the FCC Consent.

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2.2 Closing Date; Closing Place. The closing (the “Closing”) of the transaction contemplated in this Agreement will occur on a date (the “Closing Date”) that is no more than five Business Days after the later to occur of the date on which (a) the FCC Consent becomes Final, and (b) all the other conditions to the Closing set forth in Articles 7 and 8 will have either been waived or satisfied (except those conditions to be satisfied at the Closing). Seller and Buyer agree to cooperate to the extent necessary to obtain the FCC’s extension of the effectiveness of the FCC Consent as may be required. The Closing shall be held by exchange of documents via email.

2.3 Assignment of Assumed Contracts at Closing. If any Assumed Contract may not be assigned without the consent of any third party, and such consent has not been obtained as of the Closing, then such Assumed Contract will not be deemed assigned to Buyer until such third-party consent is obtained. If consent is subsequently obtained or deemed obtained (by virtue of the passage of time) after the Closing, such Assumed Contract will be deemed assigned by Seller and assumed by Buyer under this Agreement as of the date of such consent without further action or writing by the Parties. Before obtaining any required consent, to the extent permitted by law, Seller will equitably assign its rights in such Assumed Contract to Buyer until such consent is obtained. In doing so, Buyer will receive all benefits of such Assumed Contract and be obligated to pay any monies owned thereunder and perform and comply with the terms of such Assumed Contract on Seller’s behalf. Seller will use commercially reasonable efforts to obtain all consents required to assign the Assumed Contracts to Buyer until each such consent is obtained. If any such consent is not obtained before the Closing Date, Seller will use commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants the following to Buyer.

3.1 Organization and Authorization. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Arizona, and as of the Closing Date will be qualified to do business in any other jurisdiction where such qualification is required by law, except where the failure to so qualify could not reasonably be expected to have a material adverse effect on the operation of the Station or the transactions contemplated herein. Seller has the power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby on Seller’s part, have been duly and validly authorized by Seller, and no other actions on the part of Seller are necessary to authorize the execution and delivery of, or the performance of Seller’s obligations under, this Agreement, or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting generally the enforcement of creditors’ rights or the application of principles of equity.

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3.2 No Defaults. The execution, delivery, and performance of this Agreement by Seller will not (a) constitute a violation of, or conflict with, any organizational document of Seller, (b) result in a default (or give rise to any right of termination, cancellation, or acceleration) under, or conflict with, any of the terms, conditions, or provisions of any Assumed Contract or any other material note, bond, mortgage, indenture, contract, agreement, lease, or other instrument or obligation relating to the business of the Station or to which Seller or any of the Purchased Assets may be subject, (c) violate any statute, regulation, order, injunction, or decree of any federal, state, or local Governmental Authority which is applicable to Seller or any of the Purchased Assets, (d) result in the creation or imposition of any Lien, charge, or encumbrance of any nature whatsoever upon any of the Purchased Assets, other than Permitted Liens, or (e) require the consent or approval of any Governmental Authority, lending institution, or other third party other than the FCC Consent, except as otherwise noted in Schedule 3.8.

3.3 Tangible Personal Property. Schedule 1.1(b) lists all of the Tangible Personal Property that will be conveyed to Buyer, and for each item of Tangible Personal Property having a book value in excess of $5,000, indicating for each such asset, its net book value as of December 31, 2020. Seller owns and has and on the Closing Date, will have good and marketable title to the Tangible Personal Property. Each material item of Tangible Personal Property (a) is in operating condition, (b) has been maintained in a manner substantially consistent with generally accepted standards of good engineering practice, and (c) is capable of being operated in full compliance, in all material respects, with the FCC Licenses and rules and regulations of the FCC.

3.4 FCC Licenses and Other Licenses.

(a) Schedule 1.1(a) contains a true and complete list of the FCC Licenses, including both active and pending licenses, construction permits, and other applications for authorizations in connection with the operation of the Station, and all other material and transferable licenses, permits, construction permits, or other material and transferable authorizations or waivers from Governmental Authorities that are required for the lawful conduct of the business and operations of the Station in the manner and to the full extent that the Station is presently operated (“Other Material Licenses”). Except as listed on Schedule 1.1(a), the FCC Licenses and Other Material Licenses are in full force and effect, unimpaired by any act or omission of Seller. Seller lawfully holds each of the FCC Licenses and Other Material Licenses listed on Schedule 1.1(a), none of which is subject to any restrictions or conditions that would limit in any material respect the operations of the Station, other than (i) as may be set forth on the faces of such FCC License or other license, or (ii) as may be applicable to substantial segments of the low-power television broadcasting industry.

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(b) To Seller’s Knowledge, Seller is operating the Station in all material respects in compliance with the FCC Licenses, the Communications Act of 1934, as amended, and all regulations and published policies of the FCC (the “Communications Laws”). The Station has not received any complaints that it is causing objectionable interference to any other station and has not waived any interference rights, except as set forth in Schedule 3.4. There is not now pending, or threatened, any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew any of such FCC Licenses. Except as set forth in Schedule 3.4, Seller has not received any notice of, and has no knowledge of, any pending, issued, or outstanding order by or before the FCC, or of any investigation, order to show cause, notice of violation, notice of apparent liability, notice of forfeiture, or material complaint against the Station or Seller. There are no pending proceedings before the FCC regarding the low power status of the Station, and there has been no notice of inquiry or order to show cause issued by the FCC regarding the low power status of the Station. Seller has paid all FCC regulatory fees due and owing for the Station for all years before and including the current assessable year.

(c) All material reports and filings required to be filed with the FCC by Seller with respect to the operation of the Station have been filed, and all such reports and filings are accurate and complete in all material respects. Seller maintains records for the Station and such records comply with the Communications Laws in all material respects. The operations of the Station do not exceed permissible levels of exposure to non-ionizing electromagnetic radiofrequency (“RF”) radiation specified in the FCC’s rules and regulations concerning RF radiation. The Station was not silent or operating on less than the required minimum schedule for a period of time of more than 30 days during the current license term.

3.5 Title. Except as set forth on Schedule 3.5, no Liens other than Permitted Liens exist or have been filed or recorded against the Purchased Assets in the public records of the Secretary of State of Seller’s state of organization or in any other jurisdiction in which the Purchased Assets are located. Any Lien listed on Schedule 3.5 will be fully discharged on or before the Closing Date. The instruments to be executed by Seller and delivered to Buyer at the Closing, conveying the Purchased Assets to Buyer, will transfer good and marketable title to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

3.6 Brokers. Except for Patrick Communications, LLC, which provided broker services in connection with the transactions contemplated by this Agreement (in such capacity, “Broker”), whose fee will be paid by Seller at the Closing, there is no broker or finder or other Person who would have any valid claim for a commission or a brokerage fee in connection with this Agreement or the transaction contemplated hereby as a result of any agreement, understanding, or action on the part of Seller. Seller shall hold Buyer harmless from any and all obligations to Broker and any other broker or finder claiming a commission fee because of Seller’s actions.

3.7 Litigation; Compliance with Law. Seller is not subject to any order, writ, injunction, judgment, arbitration, decision, or decree having a binding effect and affecting the Business of the Station or the Purchased Assets or which restrains or enjoins, or purports to restrain or enjoin, or could reasonably be expected to restrain or enjoin, the transaction contemplated hereby, and to Seller’s Knowledge no such proceeding is pending. There is no material litigation or administrative investigation or proceeding pending by or against, or, to Seller’s Knowledge, threatened against, Seller which relates to the Station, or which could materially and adversely affect any of the Purchased Assets. Seller, with respect to the Station, has complied in all material respects with all applicable laws, regulations, orders, or decrees. The present uses by Seller of the Purchased Assets do not violate any such laws, regulations, orders, or decrees in any material respect, and Seller has no knowledge of any basis for any claim for compensation or damage or other relief from any violation of the foregoing.

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3.8 Approvals and Consents. Except as described in Schedule 3.8, the execution, delivery and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby will not require any consent, permit, license or approval of any person, entity or government or regulatory authority other than the FCC Consent. Any consents required for the assignment of the rights and obligations under the Assumed Contracts (the “Required Consents”) are set forth on Schedule 3.8.

3.9 Insurance. All of the material Purchased Assets that are insurable are insured against loss, injury, or damage at book value. In the event of any loss or damage to the Purchased Assets before Closing, any shortfall between insurance proceeds and replacement value will not excuse Seller’s obligation to replace or repair the Purchased Assets with comparable assets to the extent required to meet its delivery obligations to Buyer.

3.10 Taxes. Seller has duly, timely, and in the required manner, filed all federal, state, and local income, franchise, sales, use, property, excise, payroll, and other tax returns and forms required to be filed, and has paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies, and losses required to be paid. No event has occurred which could impose upon Buyer any liability for any taxes, penalties, or interest due or to become due from Seller to any taxing authority.

3.11 Performance of Assumed Contracts; Transmitter Lease.

(a) Except as set forth therein, Schedule 1.1(c) includes all Contracts that relate solely to the operation of the Station or the ownership of the Purchased Assets (other than contracts for the sale of advertising time), including all programming and film contracts, syndication contracts, national sales representation contracts, employment contracts, retransmission contracts, distribution contracts and network affiliation contracts, and income-producing leases and agreements, and includes all Contracts necessary to operate the Station as currently operated. All Assumed Contracts, including all amendments thereto, have been made available to Buyer by Seller. Seller has fully and timely performed all of its obligations under each Assumed Contract and is not in material default or breach of any such agreements. Except as set forth in Schedule 3.11, Seller has not received notice from any party to any Assumed Contract that such party contends that Seller is in default or breach under any Assumed Contract. Each of the Assumed Contracts is in full force and effect and, to the Knowledge of Seller, there has not been (except as set forth in Schedule 3.11), and is not, any default or breach under any Assumed Contract by the other party to any Assumed Contract. Except as set forth in Schedules 1.1(c), there have been no modifications, extensions, or amendments of any of the Assumed Contracts, whether oral or written, except as may be contemplated by this Agreement. Seller has not been notified by any other party to any Assumed Contract that such party has a present intent to terminate or not to renew any Assumed Contract. Except as set forth in Schedule 3.11, no Assumed Contract included in the Purchased Assets has as the other party an entity controlled by Seller or any of Seller’s owners.

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(b) Seller holds a valid leasehold (or license) interest for the transmitter site for the Station under the Transmitter Lease. Schedule 1.1(c) sets forth the address of the premises leased under the Transmitter Lease, the expiration date of the term of the Transmitter Lease (and any renewal terms), and the annual rent currently payable under the Transmitter Lease (and any increases to such annual rent during the remainder of the term). Subject to obtaining applicable lessor consent, Seller has the full legal power and authority to assign its rights under the Transmitter Lease to Buyer. To the Knowledge of Seller, the present use of the premises leased under the Transmitter Lease follows all applicable zoning codes or other laws.

3.12 Absence of Insolvency. No insolvency proceedings of any character including bankruptcy, receivership, reorganization, composition or arrangements with creditors, voluntary or involuntary, affecting Seller or any of the Purchased Assets, are pending or, to Seller’s Knowledge, threatened, and Seller has not made any assignment for the benefit of creditors, or taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

3.13 MVPD Matters. Seller has not entered into retransmission agreements with any multichannel video programming distributors (“MVPDs”) with respect to the Station or made retransmission consent elections for the Station with any MVPDs for the 2021-2023 election cycle.

3.14 Operating Statement. Attached as Schedule 3.14 is a true and complete copy of the unaudited statement of operations of the Station for the 12 months ending December 31, 2020 (the “Operating Statement”). The Operating Statement has been prepared from the books and records of Seller, and presents fairly, in all material respects, the results of the operations of the Station for the period indicated in the Operating Statement.

3.15 Purchased Assets. The Purchased Assets include all assets that are owned or leased by Seller and primarily used or held for use in the operation of the Station, in all material respects as currently operated, except for the Excluded Assets.

3.16 Employees. Neither Seller nor the Station have employees or employee benefit plans.

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Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants the following to Seller.

4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and as of the Closing Date will be qualified to do business in the State of Delaware and any other jurisdiction where such qualification is required except where the failure to so qualify could not reasonably be expected to have a material adverse effect on the transactions contemplated herein.

4.2 Authorization. Buyer has the power and authority to execute and deliver this Agreement, and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution and delivery of, or the performance of Buyer’s obligations under this Agreement, or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes the legal, valid, and binding agreement of Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting generally the enforcement of creditors’ rights or the application of principles of equity.

4.3 No Defaults. The execution, delivery, and performance of this Agreement by Buyer will not (a) conflict with or result in any breach of any provision of the articles of organization, operating agreement, or other similar organizational documents of Buyer, or (b) result in a default (or give rise to any right of’ termination, cancellation, or acceleration) under, or conflict with, any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation relating to Buyer or its business, except for such defaults (or rights of termination, cancellation, or acceleration) or conflicts as to which requisite waivers or consents have been obtained and delivered to Seller, (c) violate any statute, regulation, order, injunction, or decree of any federal, state, or local Governmental Authority which is applicable to Buyer, or (d) require the consent or approval of any Governmental Authority, lending institution, or other third party other than the FCC Consent.

4.4 Buyer’s Qualification. Apart from the requirement of obtaining the FCC Consent, Buyer is legally, financially, and technically qualified to acquire, and to become the FCC licensee of, the Station and to perform its obligations under this Agreement.

4.5 Litigation. Buyer is not subject to any order, writ, injunction, judgment, arbitration, decision, or decree having a binding effect and affecting the business of Buyer or which restrains or enjoins, or purports to retrain or enjoin, or could reasonably be expected to restrain or enjoin, the transaction contemplated hereby, and no such proceeding is pending. There is no material litigation pending by or against, or, to the Knowledge of Buyer, threatened against Buyer, that would prevent or materially impede the consummation by Buyer of the transaction contemplated by this Agreement.

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4.6 Brokers. There is no broker or finder or other Person who would have any valid claim for a commission or a brokerage fee in connection with this Agreement or the transaction contemplated hereby as a result of any agreement, understanding, or action on the part of Buyer.

Article 5
COVENANTS OF SELLER

The following terms of this Article 5 will apply from the date hereof until the completion of the Closing (except as otherwise specified):

5.1 Station’s Documents. The records, files and other documents kept in connection with the Station will be maintained by Seller in the usual and ordinary manner consistent with standard broadcast industry practice. Seller will maintain the FCC Licenses in accordance with their terms and in compliance in all material respects with all applicable laws, rules and regulations and all applicable FCC regulations and published policies. Seller will maintain the FCC Licenses in full force and effect and will take all actions necessary to so maintain them, including the timely filing and prosecution of any necessary modification or renewal applications of the FCC Licenses or other submissions to the FCC.

5.2 Maintenance of Purchased Assets. Seller will maintain the Purchased Assets in good working order consistent with standards of good engineering practice and in accordance with the rules and other requirements of the FCC. Seller will replace any of such property that is used or useful in digital operation of the Station which shall be worn out, lost, stolen, or destroyed with like property of substantially equivalent kind and value.

5.3 Compliance with Law. Seller will comply in all material respects with all federal, state, and local laws, rules, and regulations in connection with the operation of the Station.

5.4 FCC Compliance. Seller will continue to operate and maintain the Station in accordance with the terms of the FCC Licenses in all material respects and in compliance in all material respects with all applicable laws and FCC regulations and published policies. Seller will deliver to Buyer, promptly after filing, copies of any material reports, applications, or responses to the FCC, or any material communications from the FCC, or if from any other Person directed to the FCC, promptly after receipt by Seller, related to the Station that are filed or received by Seller between the date of this Agreement and the Closing Date. Seller will not file any application with the FCC requesting authority to modify the Station’s facilities without Buyer’s prior written consent and Seller will take all actions necessary to (a) keep the FCC Licenses, including all material permits and applications pending before the FCC, valid and in full force and effect and (b) to preserve all rights for the continued use of all the FCC Licenses for the Station. Seller will promptly take all necessary or desirable action to obtain a grant of any required renewal application for the Station, including negotiating and entering into a tolling agreement with the FCC if necessary.

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5.5 Operation of Station in Ordinary Course. Except as disclosed in writing to and approved in writing by Buyer (which approval will not be unreasonably delayed, conditioned, or withheld), Seller will operate the Station solely in the ordinary course of business and in accordance with past practice (including incurring only ordinary and necessary business expenses consistent with past practices for the Station), and will pay and perform all of the obligations with respect to the Station (including those required under the Assumed Contracts) in the ordinary course as such obligations become due. Seller will not amend any Assumed Contract without Buyer’s written approval, which approval will not be unreasonably delayed, conditioned, or withheld). Seller will maintain and preserve its goodwill, business relationships, licenses and franchises.

5.6 Insurance. Seller will maintain in full force and effect through midnight the day before the Closing Date its existing property damage, liability, and other insurance with respect to the Purchased Assets.

5.7 Disposition of Assets. Before the Closing Date, Seller will not, without the prior written consent of Buyer (which will not be unreasonably delayed, conditioned or withheld), dispose of, sell, lease, or transfer, or agree to dispose of, sell, lease, or transfer, any of the Purchased Assets, nor create any new Lien on the Purchased Assets.

5.8 Representations and Warranties. Seller will give written notice to Buyer promptly upon learning of the occurrence of any event that would cause or constitute a breach, or that would have caused a breach had such event occurred or been known to Seller before the date hereof, of any of the representations or warranties contained in this Agreement. Seller will use commercially reasonable efforts to cure any such event. Updates provided to comply with the covenant in this Section 5.8 will not have any impact on Buyer’s conditions to Closing or serve to limit Buyer’s right to indemnification hereunder.

5.9 Consummation of Agreement. Seller will cooperate with Buyer and use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transaction contemplated by this Agreement to be fully carried out, including the prompt satisfaction of any condition to Closing set forth herein.

5.10 Access to Facilities, Files and Records. At the request of Buyer, Seller shall from time to time give or cause to be given to Buyer full access during normal business hours to the Purchased Assets, and all accounts, books, insurance policies, licenses, agreements, contracts and equipment with respect to the Station; provided, however, that all such access shall require the express consent of Seller and shall be scheduled in a manner reasonably acceptable to Seller.

Article 6
COVENANTS OF BUYER

The following terms of this Article 6 will apply from the date hereof until the completion of the Closing (except as otherwise specified):

6.1 Representations and Warranties. Buyer will give written notice to Seller promptly upon learning of the occurrence of any event that would cause or constitute a breach or would have caused a breach had such event occurred or been known to Buyer before the date hereof, of any of the representations and warranties of Buyer contained in this Agreement. Buyer will use commercially reasonable efforts to cure any such event. Updates provided in order to comply with the covenant in this Section 6.1 will not have any impact on Seller’s conditions to Closing or serve to limit Seller’s right to indemnification hereunder.

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6.2 Consummation of Agreement. Buyer will cooperate with Seller and use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transaction contemplated by this Agreement to be fully carried out, including the prompt satisfaction of any condition to Closing set forth herein.

Article 7
CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the fulfillment of the following conditions before or on the Closing Date.

7.1 Representations, Warranties and Covenants.

(a) Each of Buyer’s representations and warranties contained in this Agreement which is qualified in any respect as to materiality was true and correct as of the date when made and is deemed to be made again on and as of the Closing Date and is then true and correct; all other representations and warranties of Buyer contained in this Agreement were true and correct in all material respects as of the date when made and are deemed to be made again on and as of the Closing Date and are then true and correct in all material respects.

(b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer before or on the Closing Date.

7.2 Proceedings. Neither Seller nor Buyer is subject to any restraining order or injunction (or similar action) and no action is pending which would restrain or prohibit the consummation of the transaction contemplated hereby.

7.3 FCC Authorizations. The FCC Consent shall have been issued by the FCC with no conditions materially adverse to Seller and shall have become Final.

7.4 Deliveries. Buyer shall have complied with each and every one of its obligations set forth in Section 9.2.

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Article 8
CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the fulfillment of the following conditions before or on the Closing Date:

8.1 Representations, Warranties and Covenants.

(a) Each of Seller’s representations and warranties contained in this Agreement which is qualified in any respect as to materiality was true and correct as of the date when made and is deemed to be made again on and as of the Closing Date and is then true and correct; all other representations and warranties of Seller contained in this Agreement were true and correct in all material respects as of the date when made and are deemed to be made again on and as of the Closing Date and are then true and correct in all material respects.

(b) Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by Seller before or on the Closing Date.

8.2 Proceedings. None of the Seller, Buyer, the Station or any of the Purchased Assets is subject to any restraining order or injunction (or similar action) and no action is pending which would restrain or prohibit the consummation of the transaction contemplated hereby.

8.3 FCC Authorizations. The FCC Consent shall have been issued by the FCC, with no conditions materially adverse to Buyer, and shall have become Final.

8.4 Deliveries. Seller shall have complied with each and every one of the obligations set forth in Section 9.1.

8.5 Required Consents. Seller shall have obtained and delivered to Buyer all the Required Consents, if any, described in Schedule 3.8.

8.6 Liens. No Liens, other than Permitted Liens, shall exist or have been filed or recorded against the Purchased Assets in the public records of the Secretary of State of Seller’s state of organization or in any other jurisdiction in which the Purchased Assets are located except for those which will be fully discharged on or before the Closing Date. Duly executed UCC releases or other similar documents or instruments required to transfer the Purchased Assets free and clear of Liens (other than Permitted Liens) in a form reasonably acceptable to Buyer shall have been delivered by Seller.

8.7 On-Air Status. None of the FCC Licenses shall have been cancelled or permanently discontinued as a result of the FCC’s rules related to suspension of operations.

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Article 9
ITEMS TO BE DELIVERED AT CLOSING

9.1 Deliveries by Seller . At Closing, Seller will deliver to Buyer, duly executed by Seller or such other signatory as may be required by the nature of the document:

(a) a certificate for Seller, dated as of the Closing Date, executed by an officer of Seller, certifying on behalf of Seller that the closing conditions specified in Sections 8.1(a) and (b) have been satisfied;

(b) a bill of sale sufficient to sell, convey, transfer and assign the Tangible Personal Property and all other assets included in the Purchased Assets (other than the FCC Licenses and Assumed Contracts) to Buyer free and clear of any Liens (other than Permitted Liens), in a form reasonably acceptable to Buyer and Seller (the “Bill of Sale”);

(c) an Assignment and Assumption Agreement sufficient to sell, convey, transfer and assign the Assumed Contracts to Buyer free and clear of any Liens, in a form reasonably acceptable to Buyer and Seller (the “Assignment and Assumption Agreement”);

(d) an Assignment and Assumption Agreement sufficient to assign the FCC Licenses (including the Station’s call letters) to Buyer, in a form reasonably acceptable to Buyer and Seller (the “FCC Licenses Assignment and Assumption Agreement”);

(e) the Required Consents described in Schedule 3.8;

(f) an estoppel certificate executed by the lessor for the Transmitter Lease in a form reasonably satisfactory to Buyer, confirming the terms of such lease and that Seller is not in default under, or in breach of, such lease and such other customary matters reasonably requested by Buyer;

(g) executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Purchased Assets as security for payment of loans and other obligations and of any other Liens (other than Permitted Liens);

(h) appropriate resolutions, duly adopted, which will be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement, and the consummation of the transaction contemplated hereby, certified by an officer of Seller;

(i) a release executed and delivered by Broker, in a form reasonably acceptable to Buyer and sufficient to waive any Lien that Broker may have under any agreement to which Broker is a party or under applicable law, which shall release and waive all claims, Liens or other rights Broker or any affiliate of Broker may have with respect to, or otherwise relating to, the Purchased Assets or Buyer; and

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(j) a fully executed amendment to the Transmitter Lease, extending the term thereof for not less than five years, on terms no less favorable to Buyer as currently set forth in the Transmitter Lease.

9.2 Deliveries by Buyer. At the Closing, Buyer will deliver to Seller, duly executed by Buyer or such other signatory as may be required by the nature of the document:

(a) a certificate for Buyer, dated as of the Closing Date, executed by an officer or other authorized representative of Buyer, certifying on behalf of Buyer that the closing conditions specified in Sections 7.1(a) and (b) have been satisfied;

(b) the payment of the Purchase Price in accordance with Section 1.4;

(c) the Bill of Sale;

(d) the Assignment and Assumption Agreement;

(e) the FCC Licenses Assignment and Assumption Agreement; and

(f) certified copies of resolutions, duly adopted, which will be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transaction contemplated hereby.

Article 10
SURVIVAL AND INDEMNITY

The rights and obligations of Buyer and Seller under this Agreement will be subject to the following terms and conditions.

10.1 Survival of Representations and Warranties. Except as stated below, the representations and warranties of Buyer and Seller contained in this Agreement will survive the Closing for six months from the Closing Date. Except as stated below, neither Seller nor Buyer will have any liability whatsoever with respect to any representation or warranty unless a claim is made hereunder or an action at law or in equity is commenced before expiration of the six-month survival period for such representation or warranty. The covenants and agreements in this Agreement will survive the Closing until fully performed.

10.2 General Agreement to Indemnify.

(a) Seller on the one hand, and Buyer on the other hand, will indemnify, defend and hold harmless each other and any employee, representative, agent, director, officer, Affiliate or permitted assign of each other (each, an “Indemnified Party”) from and against any and all claims, claims, actions, suits, proceedings, liabilities, obligations, losses and damages, amounts paid in settlement, interest, costs and expenses, including reasonable attorneys’ fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing (collectively, “Losses”) asserted against, incurred or suffered by any Indemnified Party as a result of, arising out of or relating to: (i) the failure of any representation or warranty of the Indemnifying Party made in this Agreement to have been true and correct when made or as of the Closing Date as though such representation or warranty were made at and as of the Closing Date; or (ii) the breach by the Indemnifying Party of any covenant or agreement of such Party contained in this Agreement or any collateral agreement to the extent not waived by the other Party hereto. The term “Losses” will include a Party’s actual out-of-pocket costs and expenses but will not include any consequential, indirect, special and punitive damages, other than any such damages recoverable by a third party.

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(b) Seller further agrees to indemnify and hold harmless Buyer and any other Indemnified Party of Buyer from and against any Losses asserted against, incurred or suffered by Buyer or any other Indemnified Party of Buyer arising out of, resulting from, or relating to (i) the operation of the Station and ownership of the Purchased Assets before the Closing, or (ii) any Retained Liability.

(c) Buyer further agrees to indemnify and hold harmless Seller and any other Indemnified Party of Seller from and against any Losses asserted against, incurred or suffered by Seller or any other Indemnified Party of Seller arising out of, resulting from, or relating to (i) the operation of the Station and ownership of the Purchased Assets from and after the Closing or (ii) any Assumed Liability.

10.3 General Procedures for Indemnification.

(a) The Indemnified Party seeking indemnification under this Agreement will promptly notify in writing the Party or Parties against whom indemnification is sought (the “Indemnifying Party”) of the assertion and basis of any claim, or the commencement and basis of any action, suit or proceeding by any third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice will not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party will have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 30 days after receipt of notice from the Indemnified Party of the commencement of a Third Party Claim, to assume the defense and control the settlement of such Third Party Claim that involves (and continues to involve) solely money damages; provided, however, that before assuming any claim defense, the Indemnifying Party must show the other Party that they have the financial ability to pay out any potential monetary claim before they are allowed to assume its defense. Failure by the Indemnifying Party to so notify the Indemnified Party will be deemed a waiver by the Indemnifying Party of its right to assume the defense of such claim.

(b) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Parties hereto will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

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(c) The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement, provided that the Indemnifying Party will pay the cost of defense of both parties by separate counsel if a conflict of interest precludes common representation.

(d) The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, will not consent to, or enter into, any compromise or settlement of, or consent to the entry of any judgment arising from, any such Third Party Claim (which compromise, settlement, or judgment: (i) commits the Indemnified Party to take, or to forbear to take, any action; or (ii) does not provide for a complete release by such third party of the Indemnified Party) without the Indemnified Party’s prior written consent. If the conditions set forth herein are met but the Indemnified Party refused to settle any Third Party Claim, the Indemnifying Party may tender the settlement amount and be relieved of further liability. The Indemnifying Party will not be entitled to require that any action be brought against any other Person before action is brought against it hereunder by the Indemnified Party, but will be subrogated to any right of action to the extent that it has paid or successfully defended against any Third Party Claim.

10.4 Effect of Knowledge. The right to indemnification or any other remedy based on the representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement, or waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreement.

10.5 Exclusive Remedy. The right to indemnification, defense, hold harmless, payment or reimbursement provided in this Article 10 will be the exclusive remedy of any Party with respect to Losses after the Closing with respect to the transaction contemplated by this Agreement (except with respect to willful misconduct and fraud); provided, that nothing in this Agreement will prevent any party to this Agreement from bringing an action against one or more parties to this Agreement to enforce any of the covenants of any of the other parties to this Agreement.

10.6 Limitation on Liability. No Losses may be asserted by a party for breach of any representation or warranty under Section 10.2(a) until the aggregate amount of all such Losses of such party exceeds the Deductible, at which time the party seeking indemnification will be entitled to recover all amounts in excess of the Deductible, and the maximum aggregate liability of Buyer or Seller for breach of any representation or warranty will not exceed the Cap. Notwithstanding the foregoing, the limitations set forth in this Section 10.6 shall not apply with respect to the Fundamental Representations or fraud.

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Article 11
TERMINATION

11.1 Termination. This Agreement may be terminated at any time before Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by written notice of Seller to Buyer if Buyer: (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by Buyer on or before the Closing Date in any material respect; (ii) breaches in any material respect any of Buyer’s representations or warranties; or (iii) defaults in any material respect in the performance of any of Buyer’s covenants or agreements under this Agreement; and in any of which events such breach or default is not cured within the Cure Period, as defined below, if applicable;

(c) by written notice of Buyer to Seller if Seller: (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by Seller on or before the Closing Date in any material respect; (ii) breaches in any material respect any of Seller’s representations or warranties; or (iii) defaults in any material respect in the performance of any of Seller’s covenants or agreements under this Agreement; and in any of which events such breach or default is not cured within the Cure Period (as defined below), if applicable;

(d) by Buyer as provided in Section 12.6 (Risk of Loss); or

(e) by written notice of Seller to Buyer, or Buyer to Seller: (i) if the Closing has not been consummated within twelve (12) months of the date of this Agreement; (ii) if, for any reason, the FCC denies or dismisses the Assignment Application and the time for reconsideration or court review under the Communications Laws with respect to such denial or dismissal has expired and there is not then pending with respect thereto a timely filed petition for reconsideration or request for review; or (iii) if, for any reason, the Assignment Application is designated for an evidentiary hearing, provided, however, that the right to terminate this Agreement under this clause (e) will not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

11.2 Cure Period. The term “Cure Period” as used herein means a period commencing with the date that Buyer or Seller receives from the other Party written notice of breach or default hereunder and continuing until thirty (30) days thereafter; provided, however, that if the breach or default cannot reasonably be cured within such period, but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period will continue as long as such diligent efforts to cure continue, but not beyond the Closing Date. Except as set forth below, the termination of this Agreement will not relieve any Party of any liability for breach or default under this Agreement before the date of termination.

11.3 Liability; Right to Terminate. A termination of this Agreement will not relieve any Party hereto of any liability for which it otherwise would be subject. Notwithstanding anything in this Agreement to the contrary, no Party that is in material breach of this Agreement will be entitled to terminate this Agreement except with the written consent of the other Party.

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11.4 Payment of Escrow Deposit.

(a) Buyer’s Default. Upon a termination of this Agreement by Seller under Section 11.1(b) above due to a breach by Buyer of any of its material obligations under this Agreement, Seller’s sole remedy will be the release of the Escrow Deposit, including all interest earned thereon, from the Escrow Agent, as liquidated damages. Seller and Buyer each acknowledge that these liquidated damages are reasonable in light of the anticipated harm that would be caused by Buyer’s breach of any of its material obligations under this Agreement and the difficulty of ascertaining damages and proof of loss and that these damages are not a penalty.

(b) Seller’s Default. Upon a termination of this Agreement by Buyer under Section 11.1(c) due to a breach by Seller of any of its material obligations under this Agreement, Buyer may terminate this Agreement and will be entitled to release of the Escrow Deposit (and all accrued interest thereon) to it from the Escrow Agent. If Buyer stands willing, ready, and able to close and is not in breach, and if Seller nevertheless refuses to close, Buyer will further be entitled to pursue all legal and equitable remedies against Seller, including, seeking specific performance as provided in Section 11(d) below.

(c) Other Termination. Upon a termination of this Agreement for any reason other than as a result of a breach by either Party of its material obligations under this Agreement, Buyer will be entitled to the release of the Escrow Deposit, including all interest earned thereon, and thereafter neither Party will have any further obligation to the other under this Agreement.

(d) Specific Performance. Seller acknowledges that the Station and the Purchased Assets are unique assets not readily obtainable on the open market and that, in the event that Seller fails to perform its obligation to consummate the transaction contemplated hereby, money damages alone will not be adequate to compensate Buyer for its injury. Therefore, Seller agrees and acknowledges that in the event of Seller’s failure to perform its obligation to consummate the transaction contemplated hereby, Buyer will be entitled to specific performance of the terms of this Agreement and of Seller’s obligation to consummate the transaction contemplated hereby. If any action is brought by Buyer to enforce this Agreement, Seller will waive the defense that there is an adequate remedy at law, and the prevailing Party in litigation will be entitled to receive from the non-prevailing Party all court costs, reasonable attorneys’ fees and other out-of-pocket expenses incurred by the prevailing Party in enforcing or defending its rights under this provision.

Article 12
MISCELLANEOUS

12.1 Governing Law. The construction and interpretation of this Agreement will at all times and in all respects be governed by the laws of the State of New York (exclusive of those relating to conflicts of laws). Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, will be litigated only in the courts of the State of New York in New York County or federal courts in the Southern District of New York. The Parties hereby consent to the personal and subject matter jurisdiction of such courts and waive any right to transfer or change the venue of any litigation between them.

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12.2 Expenses; Taxes. Except as provided in Section 2.1 and in this Section 12.2, each Party hereto will bear all of its expenses incurred in connection with the transaction contemplated by this Agreement, including accounting, engineering and legal fees incurred in connection herewith. Any state or local sales, use, stamp or transfer taxes and other similar taxes payable in connection with consummation of the transactions contemplated herein will be paid by the Party against whom such taxes are assessed by the applicable Governmental Authority.

12.3 Entire Agreement; Amendment; No Waiver. This Agreement, including the schedules and exhibits hereto, contain the entire agreement and understanding by and between the Parties, and no other representations, promises, agreements, or understanding, written or oral, not contained herein will be of any force or effect, the terms of which are superseded and replaced by this Agreement. This Agreement may only be amended in a writing signed by the Parties. No oral agreement will have any effect. No failure or delay in exercising any right hereunder will be deemed or construed to be a waiver of such right, either prospectively or in the particular instance. This Agreement has been prepared by all of the Parties hereto, and no inference of ambiguity against the drafter of a document therefore applies against any Party hereto.

12.4 Confidentiality. Except for information about the Station and the Purchased Assets acquired by Buyer at the Closing (which will be deemed confidential information of Buyer at the Closing) and except where such information is known through other lawful sources or where its disclosure is required in accordance with applicable law, including requirements of the FCC under the Assignment Application, each of Buyer and Seller will keep confidential all information obtained by it with respect to the other Party in connection with this Agreement. If the transaction contemplated hereby is not consummated for any reason, Buyer and Seller will return to each other or destroy, without retaining a copy thereof in any medium whatsoever, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transaction contemplated hereby.

12.5 Public Announcements.

(a) Before the Closing Date, no Party will, without the approval of the other Party hereto, make any press release or other public announcement concerning the transaction contemplated by this Agreement, except (i) to announce that the transaction has been entered into and (ii) as and to the extent that such Party will be so obligated by law or the rules of any stock exchange, in which case such Party will give advance notice to the other Party and the Parties will use their best efforts to cause a mutually agreeable release or announcement to be issued.

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(b) Notwithstanding the foregoing, the Parties acknowledge that the rules and regulations of the FCC require that local public notice of the transaction contemplated by this Agreement be made after the Assignment Application has been filed with the FCC and that a copy of this Agreement be included as a material part of the Assignment Application, which will be made available for public inspection at the Station and in the FCC’s records. The form and substance of the required public notice, to the extent not dictated by the rules and regulations of the FCC, will be mutually agreed upon by Seller and Buyer.

12.6 Risk of Loss. The risk of loss to any of the Purchased Assets on or before the Closing Date will be upon Seller. Seller will use all commercially reasonable efforts to repair or replace any damaged or lost Purchased Assets; provided, however, that if any Purchased Asset or Purchased Assets incur(s) damages which are expected to exceed $50,000 to repair or any Purchased Asset or Purchased Assets having a fair market value of $50,000, or more, is lost as of the date otherwise scheduled for the Closing, then Buyer may, at its option, upon prior written notice to Seller, either (a) postpone the Closing for a period of up to 60 days while Seller will repair or replace such Purchased Asset or Purchased Assets, (b) elect to close the transaction contemplated herein with such Purchased Asset or Purchased Assets in their damaged or lost condition, in which case Seller will assign to Buyer all proceeds of insurance on such damaged or lost Purchased Asset or Purchased Assets, and Buyer will have the responsibility to repair or replace such damaged or lost Purchased Asset or Purchased Assets, or (c) if such damage or loss exceeds $500,000, may terminate this Agreement without penalty upon written notice to Seller. Should the Station not operate with at least 80% of its full, FCC-licensed facilities for a period of 30 consecutive days, without appropriate notice or application the FCC, and for reasons other than force majeure, Buyer may elect to terminate this Agreement without penalty upon giving written notice thereof to Seller.

12.7 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto, and their respective representatives, heirs, successors and assigns. Seller may not assign this Agreement or any part hereof without the prior written consent of Buyer, which will not be withheld unreasonably, and any attempted assignment without such consent will be void. Buyer may not assign this Agreement or any part hereof, without the prior written consent of Seller, which will not be unreasonably withheld, conditioned or delayed; provided that Buyer may assign this Agreement or any part hereof to any Affiliate of Buyer without the prior written consent of Seller, provided that no such assignment will be permitted if such assignment would cause a material delay in receiving FCC Consent. In the event of any assignment of this Agreement, the assignee will enter into a written agreement accepting joint and several liability for all obligations under this Agreement and the assignor will not be relieved of any of its obligations hereunder.

12.8 Notices. All notices, requests, demands and other communications required or permitted under this Agreement will be in writing and be delivered by Federal Express or a similar overnight courier service, expenses prepaid, and will be deemed to have been duly given upon actual delivery, or if the delivery is refused by the intended recipient, upon first attempted delivery, at the address set forth below:

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If to Seller, then to:

Lotus TV of Phoenix, LLC

3301 Barham Blvd., Suite 200

Los Angeles, California 90068-1480

Attention: Jay A. Levine

and to (which will not constitute notice):

McLaughlin & Stern, LLP

1122 Franklin Avenue, Suite 300

Garden City, New York 11530

Attention: Eileen Breslin

If to Buyer, then to:

Sovryn Holdings, Inc.

450 Park Avenue

New York, New York 10022

Attention: Philip A. Falcone

and to (which will not constitute notice):

Hogan Lovells US LLP

8350 Broad Street, 17th Floor

Tysons, VA 22102

Attention: Richard Horan

Any Party may change the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.

12.9 Further Assurances. From time to time before, on and after the Closing Date, each Party hereto will execute all such instruments and take all such actions as the other Party will reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions contemplated by this Agreement, including the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary to complete the transaction contemplated hereby. The Parties will cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

12.10 Partial Invalidity. Wherever possible, each provision hereof will be interpreted in such manner as to be effective and valid under applicable law, but in case any provision contained herein, or its application to any particular circumstance will, for any reason, be held to be invalid or unenforceable by a court of competent jurisdiction, such provision or such application will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without invalidating the remainder of such provision or any other provisions hereof, or its application in any other circumstance, unless such a construction would be unreasonable, and without invalidating such provision or its application in any other jurisdiction.

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12.11 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Article 13

Defined Terms; Construction

13.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) will mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Assignment and Assumption Agreement” has the meaning set forth in Section 9.1(c).

“Assignment Application” has the meaning set forth in Section 2.1.

“Assumed Contracts” has the meaning set forth in Section 1.1(c).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bill of Sale” has the meaning set forth in Section 9.1(b).

“Broker” has the meaning set forth in Section 3.6.

“Business” means the business and operations of the Station.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York City are authorized or required by Law to remain closed.

“Buyer” has the meaning set forth in the Preamble.

“Cap” means $500,000.

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“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Communications Act” means, collectively, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996 (including FCC Rules and any other rules and regulations promulgated under each of the foregoing), in each case, as in effect from time to time.

“Communications Laws” has the meaning set forth in Section 3.4(b).

“Contracts” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other binding instrument or obligation, whether written or unwritten.

“Cure Period” has the meaning set forth in Section 11.2.

“Deductible” means $20,000.

“Escrow Agent” has the meaning set forth in Section 1.4(b).

“Escrow Agreement” has the meaning set forth in Section 1.4(b).

“Escrow Deposit” has the meaning set forth in Section 1.4(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 1.2.

“FCC” means the Federal Communications Commission of the United States of America.

“FCC Consent” means the FCC’s consent to the assignment of the FCC Licenses from Seller to Buyer.

“FCC Licenses” means the FCC licenses, permits and other authorizations and all pending applications for FCC licenses, permits and other authorizations, together with any renewals, extensions, or modifications thereof, issued or applied for with respect to the Station.

“FCC Licenses Assignment and Assumption Agreement” has the meaning set forth in Section 9.1(d).

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

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“Final” means, with respect to any FCC action, that action will have been taken by the FCC, including action duly taken by the FCC’s staff under delegated authority, which has not been reversed, stayed, enjoined, set aside, annulled, or suspended: with respect to which no timely request for stay, petition for rehearing, appeal or certiorari, or sua sponte action of the FCC with comparable effect, will be pending; and as to which the time for filing any such request, petition, appeal, certiorari, or for the taking of such sua sponte action by the FCC has expired or otherwise terminated.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Authorization), 3.2 (No Defaults), 3.5 (Title), 3.6 (Brokers), 3.10 (Taxes), 3.15 (Purchased Assets), 4.1 (Organization and Standing), 4.2 (Authorization), 4.3 (No Defaults) and 4.6 (Brokers).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Indemnified Party” has the meaning set forth in Section 10.2(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Intangible Property” has the meaning set forth in Section 1.1(d)

“Law” means the Communications Act, the FCC Rules, and all other applicable federal, state, and local constitutions, laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Authority, including common law.

“Lien” means, with respect to any property or asset, any mortgage, lien, trust, pledge, claim, charge, easement, right of way, restrictive covenant, encroachment, security interest or encumbrance of any kind whatsoever, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

“Losses” has the meaning set forth in Section 10.2.

“MVPDs” has the meaning set forth in Section 3.13.

“Operating Statement” has the meaning set forth in Section 3.14.

“Other Material Licenses” has the meaning set forth in Section 3.4(a).

“Parties” has the meaning set forth in the Preamble.

“Permitted Liens” means, as to any Purchased Asset (a) Liens for Taxes, assessments, governmental levies, fees or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings, and (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which do not exceed $50,000 and are being contested in good faith and by appropriate proceedings.

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“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchase Price” has the meaning set forth in Section 1.4(a).

“Required Consents” has the meaning set forth in Section 3.8.

“Retained Liabilities” has the meaning set forth in Section 1.3.

“RF” has the meaning set forth in Section 3.4(c).

“Seller” has the meaning set forth in the Preamble.

“Station” has the meaning set forth in the Recitals.

“Tangible Personal Property” has the meaning set forth in Section 1.1(b).

“Tax” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Transmitter Lease” has the meaning set forth in Section 1.1(c).

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13.2 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any law will be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. When a reference is made in this Agreement to a Party or to a Section, Exhibit or Schedule, such reference will be to a Party to, a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated. All terms defined in this Agreement will have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever the words “include,” “includes,” “including” or “such as” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “shall” will be construed to have the same meaning and effect as the word “will.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any Contract or statute defined or referred to herein means such Contract or statute as from time to time amended, supplemented or modified, including (a) in the case of Contracts, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and (b) all attachments thereto and instruments incorporated thereby. The words “asset” and “property” will be construed to have the same meaning and effect. References to a Person are also to its permitted successors and assigns. The words (i) “Knowledge of Seller” or “to Seller’s Knowledge” will mean the actual knowledge of Howard Kalmenson or James Kalmenson after reasonable due inquiry, and (ii) “Knowledge of Buyer” or “to Buyer’s Knowledge” mean the actual knowledge of Philip Falcone after reasonable due inquiry.

13.3 Counterparts. This Agreement may be executed by email transmission and in counterparts, each of which will constitute an original but together will constitute a single document.

[Signature pages follow.]

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In Witness Whereof, the Parties have duly executed this Asset Purchase Agreement as of the date first above written.

BUYER:

SOVRYN HOLDINGS, INC.

By:
Name:	Philip A. Falcone
Title:	Chief Executive Officer

[Signatures continue on the following page.]

[Signature Page to Asset Purchase Agreement]

SELLER

Lotus TV of Phoenix LLC

By:
Name:	James Kalmenson
Title:	Manager

[Signature Page to Asset Purchase Agreement]